Exhibit 23.18

Consent of Independent Auditors

The Board of Directors of
XLNT Veterinary Care, Inc.

We hereby consent to the use in this Registration Statement filed on Form S-4 of our report dated April 10, 2007, relating to the financial statements of South Bay Veterinary Specialists, Inc. as of February 28, 2007, December 31, 2006 and 2005, and the results of its operations and its cash flows for the period from January 1, 2007 to February 2007 and for the years ended December 31, 2006, 2005 and 2004..

/s/ Robert R. Redwitz & Co.

Robert R. Redwitz & Co.
Irvine, California
July 24, 2007